Exhibit 4.4

June 15, 2020

Company Order and Officer’s Certificate
4.400% Notes due 2030

The Bank of New York Mellon, as Trustee
240 Greenwich Street
New York, New York 10286

Ladies and Gentlemen:

Officer’s Certificate under Section 301 of the Indenture

Pursuant to Article Three of the Indenture, dated as of May 18, 2020 (as it may be amended or supplemented, the “Indenture”), between GE Capital Funding, LLC (the “Company”), General Electric Company (the “Guarantor”) and The Bank of New York Mellon as trustee (the “Trustee”), the Board Resolutions dated as of April 27, 2020 and May 5, 2020, the resolutions of the board of directors of the Guarantor dated March 14, 1986, November 2, 1998, March 11, 2011 and May 1, 2020, and the resolutions of the Funding Committee of the Board of Directors of the Guarantor dated May 6, 2020, of which copies certified by the Secretary or an Assistant Secretary of the Company or by the Secretary or an Attesting Secretary of the Guarantor are being delivered herewith under Section 301 of the Indenture,

A.          The Company hereby issues an additional $1,500,000,000 aggregate principal amount of its 4.400% Notes due 2030 (the “Additional Notes”). The Additional Notes are in addition to the $1,400,000,000 aggregate principal amount of the Company’s outstanding 4.400% Notes due 2030, issued on May 18, 2020 (the “Existing Notes” and, together with the Additional Notes, the “Notes”) and will be consolidated with, have the same CUSIP and ISIN number as, and form a single series with, the Existing Notes. The Additional Notes shall be guaranteed by the Guarantor. The Additional Notes with the guarantee endorsed thereon shall be in substantially the form attached hereto as Annex 1.

B.          The terms and characteristics of the Additional Notes shall be identical to the terms and characteristics of the Existing Notes set forth in the Officer’s Certificate under Section 301 of the Indenture related to the Existing Notes dated as of May 18, 2020, other than the issue date and issue price, and as shall be set forth in the form of Additional Note attached hereto as Annex 1.

  Company Order under Section 303 of the Indenture

A.          You are hereby requested to authenticate on the date hereof $1,500,000,000 aggregate principal amount of the Additional Notes, represented by: (i) Certificate No. 144A-1 representing an aggregate principal amount of $500,000,000 of the Additional Notes, (ii) Certificate No. 144A-2 representing an aggregate principal amount of $500,000,000 of the Additional Notes, (iii) Certificate No. 144A-3 representing an aggregate principal amount of $493,800,000 of the Additional Notes, and (iv) Certificate No. Reg. S-1 representing an aggregate principal amount of $6,200,000 of the Additional Notes, heretofore delivered to you and duly executed by the Company and registered in the name of Cede & Co., as nominee of DTC in accordance with the Blanket Issuer Letter of Representations dated May 5, 2020, in the manner provided by the Indenture.

B.          You are hereby requested to hold the Additional Notes as custodian for DTC.

C.          Concurrently with this Company Order, an Opinion of Counsel under Sections 102 and 303 of the Indenture is being delivered to you.

Officer’s Certificate under Section 102 of the Indenture

The undersigned, Michael Taets, President of the Company, and Robert Giglietti, Authorized Person of the Guarantor, does each hereby certify that:

(1)          I have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officer’s Certificate, and the definitions in the Indenture relating thereto;

(2)          I have read the Board Resolutions, the resolutions of the board of directors of the Guarantor and the Unanimous Written Consent of the Funding Committee of the board of directors of the Guarantor and the Opinion of Counsel referred to above;

(3)          I or individuals under my supervision have conferred with other officers of the Company or the Guarantor, have examined such records of the Company or the Guarantor and have made such other investigation as I deemed relevant for purposes of this certificate;

(4)          in my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not such conditions have been complied with;

(5)          on the basis of the foregoing, I am of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with; and

(6)          the form and terms of the Additional Notes and the guarantee endorsed thereon have been established in conformity with the provisions of the Indenture.

[Signature Page Follows]

C-1-2

Kindly acknowledge receipt of this Company Order and Officer’s Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto. By signing below, the Trustee agrees to the terms and conditions set forth hereinabove.

Very truly yours,

Company Order:

GE CAPITAL FUNDING, LLC

By:	/s/ Michael Taets
Name:	Michael Taets
Title:	President

Officer’s Certificate:

GENERAL ELECTRIC COMPANY

/s/ Robert Giglietti
Name :	Robert Giglietti
Title:	Authorized Signatory

Attest:

/s/ Fred Robustelli
Name:	Fred Robustelli
Title:	Attesting Secretary

[Company Order and Officer’s Certificate – 2030 Notes]

GE CAPITAL FUNDING, LLC

/s/ Michael Taets
Name:	Michael Taets
Title:	President

[Company Order and Officer’s Certificate – 2030 Notes]

Acknowledged by Trustee:

By:	/s/ Leslie Morales
Authorized Officer

[Company Order and Officer’s Certificate – 2030 Notes]

Annex 1

Omitted.